Exhibit 99.1

PRESS RELEASE

Contacts:
For Universal Music Group: Peter LoFrumento Universal Music Group 212-331-2585	For Univision: Investors: Andrew W. Hobson Univision Communications Inc 201-287-4306 Media: Stephanie Pillersdorf / Brooke Morganstein / Maggie Pisacane Sard Verbinnen & Co 212-687-8080

UNIVERSAL MUSIC GROUP (UMG) TO ACQUIRE UNIVISION MUSIC GROUP

Acquisition Reinforces Universal Music’s Presence in Genre Catering to the Fastest Growing Segment of the Population

And Provides Advertising Support on Univision Television Network

Sale Supports Univision Communications’ Plan to Divest Certain Non-Core Assets

LOS ANGELES AND NEW YORK, February 28, 2008 – Universal Music Group (UMG), the world’s leading music company, and Univision Communications Inc., the leading Spanish-language media company in the U.S., today announced a definitive agreement under which UMG will acquire Univision Music Group, including its music recording and publishing division. Univision Music Group is the #1 Latin music company in the U.S. Financial terms of the transaction were not disclosed, and the acquisition is subject to regulatory approvals and customary closing conditions.

Univision Music Group, which includes Univision Records, Fonovisa Records, Disa Records, Univision Music Mexico and Univision Music Publishing, has helped define, expand and diversify Latin music in the last three decades. Its artists and songwriters have been the recipients of many prestigious honors and awards bringing worldwide recognition to them and to the many styles of Latin music, including Regional Mexican, Tropical, Pop, and Latin Rap/Hip Hop. The Group’s artist roster includes such superstars as Marco Antonio Solis, Los Tigres del Norte, Los Temerarios, Horóscopos de Durango, K-paz de la Sierra, Grupo Montes de Durango, Alacranes Musicales, Conjunto Primavera, Banda El Recodo, Jenni Rivera, Gloria Trevi, Graciela Beltran, Xtreme, Olga Tañon, Tito Nieves, and Ivy Queen, among many others. UMG will phase out the use of the Univision name and continue to use such industry leading brands as Fonovisa and Disa. Since the inception of Univision Music Group in 2001, UMG has been its distributor in the U.S., Puerto Rico and Mexico.

As part of this transaction, UMG will continue Univision Music’s long-established and successful relationship with Univision’s broadcast television networks under a long-term agreement that will allow UMG to promote its Latin artists on the Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 99% of U.S. Hispanic Households, and on leading Spanish-language network TeleFutura.

“Univision Music Group’s artists, labels and catalog are among the finest in Latin music,” said Zach Horowitz, president and chief operating officer of UMG. “This acquisition expands UMG’s presence in one of the most dynamic and vital genres of music today. We are especially excited about our important partnership with Univision’s television networks, the most-watched Spanish-language broadcast television networks in the U.S., as we continue the major television advertising campaigns that have proven so effective in promoting Univision Music’s artists in the past. We’d also like to thank Jose Behar, President and CEO and Founder of Univision Music Group and his team for all their efforts in building the company into what it is today.”

“We’re delighted with this transaction and pleased that our talented artists will continue to flourish with UMG, the global leader in the music industry,” stated Joe Uva, Chief Executive Officer of Univision Communications. “The sale of Univision Music Group is an important step in the execution of our strategic plan to divest certain non-core assets in order to focus exclusively on our television, radio and online businesses.”

Doug Morris, chairman and chief executive officer of UMG, added, “The acquisition of Univision Music Group highlights our ongoing commitment, and that of our parent company Vivendi, to the music business in general and to the Latin music business in particular. Univision Music Group’s artists are among the best in any genre of music.”

Jesus Lopez, Chairman and CEO of Latin America and Iberian Peninsula, UMG, said, “The Univision Music team has built an exciting and powerful catalog of Latin music that complements UMG’s already well-established roster of Latin recording artists and songwriters in both the U.S. and Mexico, with a great potential to expand them around the world. We are delighted to welcome the Univision Music employees, artists and songwriters to the UMG family.”

Jose Behar, President and CEO and Founder of Univision Music Group, said, “I would like to thank Mr. Perenchio for affording me the opportunity to create the premier Latin Music Company in the world. I also want to thank Univision’s Management team, all of Univision Music’s talented artists and employees, and the Univision Networks, Univision Online and Universal Music Group Distribution for their wonderful support throughout the years. I am so proud of the portfolio we’ve built and I am confident that Univision Music will continue to thrive under the guidance of the talented team at UMG.”

About Universal Music Group

Universal Music Group is the world’s largest music company with wholly owned record operations or licensees in 77 countries. Its businesses also include Universal Music Publishing Group, the industry’s leading global music publishing operations. Its labels include Decca, Deutsche Grammophon, Interscope Geffen A&M Records, Island Def Jam Music Group, Lost Highway Records, Machete Music, MCA Nashville, Mercury Nashville, Mercury Records, Philips, Polydor Records, Universal Music Latino, Universal Motown Republic Group, Universal South Records and Verve Music Group, as well as a multitude of record labels owned or distributed by its record company subsidiaries around the world. The Universal Music Group owns the most extensive catalog of music in the industry, which is marketed through two distinct divisions, Universal Music Enterprises (in the U.S.) and Universal Strategic Marketing (outside the U.S.). Universal Music Group also includes eLabs, a new media and technologies division, Bravado, its merchandising company, and Twenty-First Artists, its full service management division.

Universal Music Group is a unit of Vivendi, a global media and communications company.

About Univision Communications Inc.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 99% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 89% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 64 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 70 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle Records and Mexico-based Disa Records as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. Univision, which is headquartered in New York, is wholly owned by an investor group including Madison Dearborn Partners, Providence Equity Partners, Saban Capital Group, Thomas H. Lee Partners and TPG.

For more information, please visit www.univision.net.

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